ADMINISTRATION AGREEMENT

      AGREEMENT made as of January 17, 2001, by and between MERRILL LYNCH LARGE CAP SERIES FUNDS, INC., a Maryland corporation (the "Corporation"), on behalf of itself and each of its series listed on Exhibit A (each, a "Fund," and together, the "Funds") and FUND ASSET MANAGEMENT, L.P., a Delaware limited partnership (the "Administrator").

                                   WITNESSETH:

      WHEREAS, the Board of Directors of the Corporation (the "Directors") is authorized to establish separate series relating to separate portfolios of securities; and

      WHEREAS, the Directors have established the Funds as the Corporation's individual series; and

      WHEREAS, the Corporation is engaged in business as a diversified open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

      WHEREAS, the Corporation desires to retain the Administrator to provide management and administrative services to the Corporation in the manner and on the terms hereinafter set forth; and

      WHEREAS, the Administrator is willing to provide management and administrative services to the Corporation on the terms and conditions hereafter set forth; and

      WHEREAS, the Corporation is one of the "feeder" funds for and invests all of its assets in MASTER LARGE CAP SERIES TRUST, which serves as the "master" portfolio and has the same investment objective and policies as the Corporation;

      NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Corporation and the Administrator hereby agree as follows:

                                    ARTICLE I
                           DUTIES OF THE ADMINISTRATOR

      (a) The Corporation hereby employs the Administrator to act as a manager and administrator and to furnish, or arrange for affiliates to furnish, the management and administrative services described below, subject to review by and the overall control of the Directors, for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. The Administrator and its affiliates shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Corporation or any of the Funds in any way or otherwise be deemed agents of the Corporation or any of the Funds.

      (b) Management Services. The Administrator shall perform (or arrange for the performance by affiliates of) the management and administrative services necessary for the operation of the Corporation and each Fund including administering shareholder accounts and handling shareholder relations. The Administrator shall provide the Corporation and each Fund with office space, facilities, equipment and necessary personnel and such other services as the Administrator, subject to review by the Directors, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Corporation and each Fund, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Directors of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Corporation and each Fund as it shall determine to be desirable.

                                   ARTICLE II
                       ALLOCATION OF CHARGES AND EXPENSES

      (a) The Administrator. The Administrator assumes and shall pay, or cause its affiliates to pay, for maintaining the staff and personnel necessary to perform its obligations under this Agreement, and shall, at its own expense, provide the office space, facilities and necessary personnel that it is obligated to provide under Article I hereof. The Administrator shall pay, or cause its affiliates to pay, compensation of all officers of the Corporation and all Directors of the Corporation who are affiliated persons of the Administrator or of an affiliate of the Administrator.

      (b) The Corporation. The Corporation assumes and shall pay or cause to be paid all other expenses of the Corporation and the Funds (except for the expenses paid by the distributor of the Corporation's shares (the "Distributor")), including, without limitation: taxes, expenses for legal and auditing services, costs of printing proxies, shareholder reports, prospectuses and statements of additional information, charges of the custodian, any sub-custodian and transfer agent, expenses of portfolio transactions, expenses of redemption of shares, Securities and Exchange Commission fees, expenses of registering the shares under Federal, state and foreign laws, fees and actual out-of-pocket expenses of Directors who are not affiliated persons of the Administrator, or of an affiliate of the Administrator, accounting and pricing costs (including the daily calculation of the net asset value), insurance, interest, brokerage costs, litigation and other extraordinary or non-recurring expenses, and other expenses properly payable by the Corporation or the Funds. It also is understood that if the Administrator or any of its affiliates provide accounting services to the Corporation or the Funds, the Corporation will reimburse the Administrator and its affiliates for their costs in providing such accounting services. The Distributor will pay certain of the expenses of the Corporation incurred in connection with the continuous offering of shares of common stock of the Corporation.


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

                                   ARTICLE III
                        COMPENSATION OF THE ADMINISTRATOR

      Administrative Fees. For the services rendered, the facilities furnished and expenses assumed by the Administrator, the Corporation shall pay to the Administrator at the end of each calendar month a fee based upon the average daily value of the net assets of the Corporation, as determined and computed in accordance with the description of the determination of net asset value contained in the prospectus and statement of additional information of the Corporation, at the annual rate of 0.25% of the average daily net assets of each Fund, commencing on the day following effectiveness hereof. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fee as set forth above. Payment of the Administrator's compensation for the preceding month shall be made as promptly as possible after completion of the computations contemplated above. During any period when the determination of net asset value is suspended by the Directors, the net asset value of a share as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

                                   ARTICLE IV
                  LIMITATION OF LIABILITY OF THE ADMINISTRATOR

      The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in the management and administration of the Corporation or any Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this
Article IV, the term "Administrator" shall include any affiliates of the Administrator performing services for the Corporation or its Funds contemplated hereby and partners, shareholders, directors, officers and employees of the Administrator and such affiliates.

                                    ARTICLE V
                         ACTIVITIES OF THE ADMINISTRATOR

      The services of the Administrator to the Corporation are not to be deemed to be exclusive, and the Administrator and each affiliate is free to render services to others. It is understood that Directors, officers, employees and shareholders of the Corporation are or may become interested in the Administrator and its affiliates, as directors, officers, employees, partners and shareholders or otherwise, and that the Administrator and directors, officers, employees, partners and shareholders of the Administrator and its affiliates are or may become similarly interested in the Corporation as shareholders or otherwise.

                                   ARTICLE VI
                   DURATION AND TERMINATION OF THIS AGREEMENT

      (a) This Agreement shall become effective as of the date first above written and shall remain in force until November 30, 2001 and thereafter continue from year to year, but only so


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

long as such continuance is specifically approved at least annually by (i) the Directors, or by the vote of a majority of the outstanding voting securities of the Corporation, and (ii) a majority of those Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

      (b) This Agreement may be terminated at any time, without the payment of any penalty, by the Directors or by the vote of a majority of the outstanding voting securities of the Corporation, or by the Administrator, on sixty days' written notice to the other party. [This Agreement shall automatically terminate in the event of its assignment.]

                                   ARTICLE VII
                          AMENDMENTS OF THIS AGREEMENT

      This Agreement may be amended by the parties only if such amendment is specifically approved by a majority of those Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval. Provided, however, that this Agreement may not be amended so as to increase the compensation of the Administrator payable under Article III hereunder so that the aggregate fee payable under this Agreement and the Investment Advisory Agreement, originally made as of December 21, 1999, as amended as of January [o], 2001, by and between Master Large Cap Series Trust and the Administrator would exceed 0.75% of the average daily net assets of each Fund, without first obtaining the approval of a majority of the outstanding voting securities of each Fund, in accordance with the Investment Company Act.

                                  ARTICLE VIII
                          DEFINITIONS OF CERTAIN TERMS

      The terms "vote of majority of the outstanding voting securities," "assignment," "affiliated person" and "interested person", when used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

                                   ARTICLE IX
                                  GOVERNING LAW

      This Agreement shall be construed in accordance with laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.


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

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                      MERRILL LYNCH LARGE CAP SERIES FUNDS, INC.


                                      By:______________________________________
                                      Name:
                                      Title:


                                      FUND ASSET MANAGEMENT, L.P.

                                      By:  PRINCETON SERVICES, INC.,
                                           General Partner


                                      By:_____________________________________
                                      Name:
                                      Title:


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

                                                                       Exhibit A


         Individual Series of MERRILL LYNCH LARGE CAP SERIES FUNDS, INC.


MERRILL LYNCH LARGE CAP GROWTH FUND
MERRILL LYNCH LARGE CAP VALUE FUND
MERRILL LYNCH LARGE CAP CORE FUND


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